Exhibit 4.27

WOLSELEY PLC

WOLSELEY SHARE OPTION PLAN 2003

Approved by a resolution of the Remuneration Committee on 16 October 2003 and by shareholders in General Meeting on 21 November 2003
and amended by the Remuneration Committee on 15 June 2006

/s/ John W Whybrow

Chairman

New Bridge Street Consultants
20 Little Britain
London EC1A 7DH

Back to Contents

Back to Contents

Back to Contents

PART A : NON-TAX FAVOURED OPTIONS
PART A

1.	DEFINITIONS AND INTERPRETATION

	(1)	In this Plan, unless the context otherwise requires:

"the Board" means the board of directors of the Company or any committee thereof;

"the Committee" means the remuneration committee of the Board or, if any of the events envisaged in Rule 6 occurs, then the remuneration committee as constituted immediately before such event occurred;

"the Company" means Wolseley plc (registered in England & Wales No.29846);

"Control" means control within the meaning of section 840 of the Income and Corporation Taxes Act 1988;

"Dealing Day" means a day on which the London Stock Exchange is open for the transaction of business;

"Financial Year" means the financial year of the Company within the meaning of section 223 of the Companies Act 1985;

"the Grant Date" in relation to an option means the date on which the option was granted;

"Group Member" means:

(a) the Company or a body corporate which is (within the meaning of section 736 of the Companies Act 1985) the Company's holding company or a subsidiary of the Company's holding company; or

(b) a body corporate which is (within the meaning of section 258 of that Act) a subsidiary undertaking of a body corporate within paragraph (a) above and has been designated by the Board for this purpose; or

(c) any other body corporate in relation to which a body corporate within paragraph (a) or (b) above is able (whether directly or indirectly) to exercise 20% or more of its equity voting rights and has been designated by the Board for this purpose;

"the London Stock Exchange" means the London Stock Exchange plc;

"Participant" means a person who holds an option granted under the Plan;

"Participating Company" means the Company or any Subsidiary or any company which is not under the control of any single person, but is under the control of two persons, one of them being the Company, and to which the Board has resolved that the Plan shall for the time being extend;

"Performance Condition" means the terms set out in the Schedule to these Rules or such other objective term(s), which shall be notified to the Participant on the Grant Date, that the person granting the option shall apply to such option in addition to the terms set out in these rules the satisfaction of which shall determine the extent to which (if at all) an option is capable of exercise;

Back to Contents

"the Plan" means the Wolseley Share Option Plan 2003 as herein set out but subject to any alterations or additions made under Rule 8 below;

"Schedule 4" means Schedule 4 to the Income Tax (Earnings and Pensions) Act 2003;

"Subsidiary" means a body corporate which is a subsidiary of the Company within the meaning of section 736 of the Companies Act 1985;

"the Trustee" means the trustee or trustees for the time being of any trust established for the benefit of the employees of the Company and/or Subsidiaries;

"UKLA" means the United Kingdom Listing Authority;

and expressions not otherwise defined herein have the same meanings as they have in Schedule 4.

	(2)	Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

	(3)	Where the context permits the singular includes the plural and vice versa and the masculine shall include the feminine.

	(4)	Headings and words in italics are for guidance only and do not form part of the Plan.

2.	ELIGIBILITY

	(1)	A person is eligible to be granted an option under the Plan if and only if he is on the Grant Date an employee (whether or not he is also a director) of a Participating Company.

3.	GRANT OF OPTIONS

	(1)	Subject to Rule 3(2) and Rule 4 below, the Committee, the Board or the Trustees (but in the case of the Trustees only following a recommendation of the Board or the Committee) may grant to any person who is eligible to be granted an option under the Plan an option to acquire shares in the Company upon the terms set out in this Plan and, for the avoidance of doubt, the exercise of which shall be subject to the satisfaction of the Performance Condition; and for this purpose an option to acquire includes an option to purchase and an option to subscribe for shares.

	(2)	An option may only be granted under the Plan:

(a) within the period of six weeks beginning with:

(i) the date on which the Plan is approved by the Company’s shareholders; or

(ii) the Dealing Day next following the date on which the Company announces its results for any period; or

(iii) the removal of any restriction imposed under statute, order or regulation (including any regulation, order or requirement imposed by the London Stock Exchange, UKLA or any other regulatory authority) which had previously prevented the grant of an option under this paragraph (a); or

(b) at any other time when the circumstances are considered by the Board or the Committee to be sufficiently exceptional to justify the grant thereof; and

Back to Contents

		(c)	within the period of 10 years beginning with the date on which the Plan is approved by the Company’s shareholders.

	(3)	The price at which shares may be acquired by the exercise of an option granted under the Plan shall be determined by the Committee before the grant thereof, but shall not be less than the higher of:

		(a)	if the price of shares of the same class as those shares are listed in the London Stock Exchange Daily Official List, the price shall be the closing quotation[1] of shares of that class on the Grant Date, the Dealing Day immediately preceding the Grant Date or the average of the closing quotations for the three Dealing Days ending on the Dealing Day immediately preceding the Grant Date, as selected by the Committee, provided that no such Dealing Day shall fall before the day on which the Company last announced its results for any period;

		(b)	if paragraph (a) does not apply, the market value (within the meaning of Part VII of the Taxation of Chargeable Gains Act 1992) of shares of that class on the Grant Date; and

		(c)	in the case of an option to acquire shares by subscription, the nominal value of those shares.

	(4)	An option granted under the Plan to any person:

		(a)	shall not, except as provided in Rule 5(4), be capable of being transferred, assigned or charged by him and any purported transfer, assignment or charge shall cause the option to lapse forthwith; and

		(b)	shall lapse forthwith if he is adjudged bankrupt.

	(5)	There shall be no monetary consideration for the grant of any option under the Plan, and accordingly any such option shall be granted by deed.

	(6)	A Participant shall be entitled to renounce, surrender, cancel, or agree to the cancellation of an option granted to him under the Plan within the period of 30 days immediately following the Grant Date and, if any option is so renounced, surrendered or cancelled, it shall be deemed never to have been granted.

	(7)	Notwithstanding any other provision of these Rules, the grant of any option under the Plan and the delivery of any shares to Participants shall be subject to the provisions of the Company's Code of Dealing, the Model Code published by the UKLA and to obtaining any approval or consent required under the provisions of The Listing Rules published by the UKLA, the City Code on Takeovers and Mergers or any other regulation or enactment.

4.	LIMITS

	(1)	No Participant shall be granted options which would, at the time they are granted, cause the aggregate market value of shares in the Company subject to any options or awards granted to him in any Financial Year to exceed 300% of the salary of such person, other than to US based employees and in exceptional circumstances as determined by the Committee in which case this limit shall be 500% of such person's salary, and for the purposes of this Rule 4(1):

		(a)	a person’s salary shall be taken to be his base salary before tax (excluding benefits in kind and bonuses) expressed as an annual rate, payable by the Participating Companies to him at that time, or, in respect of US based employees, such other amount as the Committee may determine;

[1] Whilst the Company's shares are traded through the London Stock Exchange's Electronic Trading System (SETS) the closing quotation shall be that generated by SETS.

Back to Contents

(b) the market value of shares subject to options granted under the Plan shall be the price at which the shares may be acquired for and, for awards granted under any other executive share plan (which for the avoidance of doubt shall exclude all-employee share plans such as sharesave and section 423 of the US Tax Code type plans) shall be the value of the shares subject to the award as at the award date as determined by the Committee;

(c) any option or award which shall have been released to any extent shall be treated to that extent as if it were still exercisable; and

(d) where a payment of remuneration is made otherwise than in sterling, the payment shall be treated as being of the amount of sterling ascertained by applying such rate of exchange published in a national newspaper as the Committee shall reasonably determine.

	(2)	No options shall be granted in any Financial Year which would, at the time they are granted, cause the number of shares allocated in the period of 10 years ending on the expiry of that Financial Year under this Plan or under any other employee share scheme adopted by the Company to exceed such number as represents 10 per cent. of the ordinary share capital of the Company in issue at that time.

	(3)	No options shall be granted in any Financial Year which would, at the time they are granted, cause the number of shares allocated in the period of 10 years ending on the expiry of that Financial Year under this Plan or under any other executive share scheme adopted by the Company to exceed such number as represents 5 per cent. of the ordinary share capital of the Company in issue at that time.

	(4)	For purposes of the limits set out in Rules 4(2) and 4(3), where in connection with an employees’ share scheme established by the Company, the Company grants an option to subscribe for shares to the Trustees or any other employee trust established by the Company (or issues shares to such trust other than pursuant to the exercise of such an option), this shall be treated as the grant of an option to subscribe for shares under that scheme.

	(5)	Any option granted under the Plan shall be limited and take effect so that the above limits are complied with.

	(6)	References in this Rule 4 to "allocated" shall mean, in relation to any option or other right to acquire shares, the placing of unissued shares under option or such other right, and for awards where there is no grant of an option or right to acquire shares, the allotment and issue of shares to satisfy the award.

	(7)	Where any option over unissued shares is released or lapses without being exercised (or the Board makes arrangements for it to be satisfied by the transfer of existing shares or by net settlement under Rule 9 to the extent that net settlement is not satisfied by the allotment and issue of shares), the shares concerned will be ignored when calculating the limits in Rules 4(2) and 4(3).

5.	EXERCISE OF OPTIONS

	(1)	The exercise of any option granted under the Plan shall be effected in such form and manner as the Committee may from time to time prescribe.

Back to Contents

(2)	Subject to Rules 5(4) and to Rules 6(1) and 6(3), an option granted under the Plan may not be exercised before the third anniversary of the Grant Date.

(3)	Subject to the Committee using its discretion as provided for in Rule 6(1) or 6(3), an option may only be exercised to the extent that the Performance Condition has been satisfied.

(4)	If any Participant dies before exercising an option granted to him under the Plan and at a time when either he is a director or employee of a Group Member or he is or would be entitled to exercise the option by virtue of Rule 5(5), the following provisions shall apply:

	(a)	any option that was capable of exercise (and for the purposes of ascertaining this in Rules 5(4) and 5(5), any restriction on the exercise of an option under the Company's Code of Dealing, the Model Code published by the UKLA or any other regulation or enactment shall be ignored) immediately prior to the Participant's death, may (and must, if at all) be exercised by his personal representatives within 12 months after the date of his death; and

	(b)	any option that was not so capable of exercise immediately prior to the Participant's death shall lapse on the date of death, unless the Committee determines otherwise, in which case, the option may (and must, if at all) be exercised by his personal representatives within 12 months after the date of his death.

(5)	If any Participant ceases to be a director or employee of a Group Member (otherwise than by reason of his death), the following provisions apply in relation to any option granted to him under the Plan:

	(a)	if he ceases to hold such office or employment by reason of injury, disability, ill health, redundancy (as defined in the Employment Rights Act 1996), or by reason only that his office or employment is in a company which ceases to be a Group Member, or relates to a business or part of a business which is transferred to a person who is not a Group Member, the following provisions shall apply:

(i) any option that was capable of exercise immediately prior to the date of cessation shall remain capable of exercise for a period of six months from such cessation and, if not exercised during that period, shall lapse on the expiry of that period; and

(ii) any option* that was not so capable of exercise immediately prior to the date of cessation shall not lapse upon cessation itself and may become capable of exercise as specified in Rule 5(2) (the option will vest on the third anniversary of its Grant Date depending on performance at that time), in which case the option may be exercised during the period of six months following the third anniversary of the Grant Date (or such earlier and/or shorter period as provided for in Rule 6) and, if not exercised during that period, shall lapse on the expiry of that period; or

	(b)	if he ceases to hold such office or employment by reason of his anticipated retirement, the following provisions shall apply:

(i) any option that was capable of exercise immediately prior to the date of retirement shall remain capable of exercise for a period of six months from the date of retirement and, if not exercised during that period, shall lapse on the expiry of that period; and

Back to Contents

(ii) any option* that was not so capable of exercise immediately prior to the date of retirement shall not lapse upon retirement itself and may become capable of exercise as specified in Rule 5(2) (the option will vest on the third anniversary of its Grant Date depending on performance at that time), in which case the option may be exercised during the period of six months following the third anniversary of the Grant Date (or such earlier and/or shorter period as provided for in Rule 6) and, if not exercised during that period, shall lapse on the expiry of that period; or

(c) if he ceases for any other reason, the following provisions shall apply.

(i) if the Participant has resigned or has otherwise not been dismissed for cause, any option that was capable of exercise immediately prior to such cessation shall remain capable of exercise for a period of one month from the date of cessation and, if not exercised during that period, shall lapse on the expiry of that period; and

(ii) in all other circumstances, any option granted under the Plan and held by that Participant shall lapse forthwith.

* Applicable only to awards granted on or after 1 October 2006. For awards granted before this date, any option will lapse forthwith, unless the Committee determines otherwise, in which case, the option may be exercised by the Participant within the period of six months commencing on the date of such cessation (or such shorter period as provided for in Rule 6.

(6)	A Participant shall not be treated for the purposes of Rules 5(4) and 5(5) as ceasing to be a director or employee of a Group Member until such time as he is no longer a director or employee of any Group Member.

(7)	Notwithstanding any other provision of the Plan, an option granted under the Plan may not be exercised after the expiration of the period of 10 years (or such shorter period as the Committee may have determined before the grant thereof) beginning with the Grant Date.

(8)	Subject to Rule 9, within 30 days after an option under the Plan has been exercised by any person, the Board on behalf of the Company shall allot or procure the transfer to him (or a nominee for him) of the number of shares in respect of which the option has been exercised unless the Board considers that allotment or transfer thereof would not be lawful in a relevant jurisdiction.

(9)	An option may not be exercised unless, in a case where a Group Member is obliged to (or would suffer a disadvantage if it were not to) account for any tax (in any jurisdiction) for which the person in question is liable by virtue of the exercise of the option and/or for any social security contributions (which, unless the Committee determines otherwise at the Grant Date, shall not include secondary/employer’s national insurance contributions in the UK), (together, the "the Tax Liability"), that person has either:

(a) made a payment to the Group Member of an amount equal to the Board's estimate of the Tax Liability; or

(b) entered into arrangements acceptable to that or another Group Member to secure that such a payment is made (whether by authorising the sale of some or all of the shares on his behalf and the payment to the Group Member of the relevant amount out of the proceeds of sale or otherwise).

(10)	All shares allotted under the Plan shall rank pari passu in all respects with the shares of the same class for the time being in issue save as regards any rights attaching to such shares by reference to a record date prior to the date of the allotment.

Back to Contents

	(11)	If shares of the same class as those allotted under the Plan are listed in the London Stock Exchange Official List, the Company shall apply to the London Stock Exchange for any shares so allotted to be admitted to that List.

6.	TAKEOVER, RECONSTRUCTION AND WINDING-UP

	(1)	Subject to Rule 6(4), if any person obtains Control of the Company as a result of making a general offer to acquire shares in the Company, or having obtained Control makes such an offer, the Board shall notify every Participant thereof and, subject to earlier lapse of the option under Rules 5(4), 5(5) and 5(7), an option granted under the Plan may be exercised, subject to Rule 5(9), within one month (or such longer period as the Board may permit) of such notification, and to the extent that it is not exercised within that period shall (notwithstanding any other provision of the Plan) lapse on the expiration thereof. Unless the Committee (as constituted immediately before the change of control) determines otherwise, an option may only be exercised under this Rule 6(1) to the extent that the Performance Condition has been satisfied at that time.

	(2)	For the purposes of Rule 6(1), a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it.

	(3)	Subject to Rule 6(4), if any person becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of the Companies Act 1985, or if the Court sanctions a compromise or scheme of arrangement under section 425 of the Companies Act 1985, or if the Company passes a resolution for voluntary winding up, or if an order is made for the compulsory winding up of the Company, the Board shall notify every Participant thereof and any option granted under the Plan may, subject to earlier lapse of the option under Rules 5(4), 5(5) and 5(7), may be exercised, subject to Rule 5(9), within one month (or, and only, in the event of a compromise or scheme of arrangement, such longer period as the Board may permit) of such notification, and to the extent that it is not exercised within that period shall (notwithstanding any other provision of the Plan) lapse on the expiration thereof. Unless the Committee (as constituted immediately before the event referred to in this Rule 6(3)) determines otherwise, an option may only be exercised under this Rule 6(3) to the extent that the Performance Condition has been satisfied at that time.

	(4)	If:

(a) the events referred to in this Rule 6 are part of an arrangement (a "Reorganisation") which will mean that the Company will be under the Control of another company or the business of the Company is carried on by another company;

(b) the persons who owned the shares in the Company immediately before the change of Control will immediately afterwards own more than 75% of the shares in that other company; and

(c) notice of the offer of a replacement option is given

then an option shall not become exercisable as a result of that Reorganisation but shall be released and shall be replaced by a new option over shares in the other company and, unless the Board determines otherwise, which satisfies the conditions set out in paragraphs 27(4)(b) to (d) of Schedule 4. Following such replacement of the option these rules shall continue to apply to the new option mutatis mutandis to take account of this replacement as the Committee shall reasonably determine.

Back to Contents

7.	VARIATION OF CAPITAL

	(1)	In the event of any variation of the share capital of the Company (whenever effected), a demerger, a payment of a special dividend or other event which, in the opinion of the Board would affect the market price of shares subject to outstanding options to a material extent, the Board may make such adjustments as it considers appropriate under Rule 7(2).

	(2)	An adjustment made under this sub-rule shall be to one or more of the following:

(a) the number of shares in respect of which any option granted under the Plan may be exercised;

(b) the price at which shares may be acquired by the exercise of any such option; or

(c) where any such option has been exercised but no shares have been allotted or transferred pursuant to such exercise, the number of shares which may be so allotted or transferred and the price at which they may be acquired.

	(3)	An adjustment under Rule 7(2) may have the effect of reducing the price at which shares may be acquired by the exercise of an option to less than their nominal value, but only if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the shares in respect of which the option is exercised and which are to be allotted pursuant to such exercise exceeds the price at which the same may be subscribed for and to apply such sum in paying up such amount on such shares; and so that on exercise of any option in respect of which such a reduction shall have been made the Board shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

8.	ALTERATIONS

	(1)	Subject to Rules 8(2), 8(4) and 8(5), the Board may at any time alter this Plan.

	(2)	Subject to Rule 8(3), no alteration or addition to the advantage of the persons to whom options may be granted may be made under Rule 8(1) to any of the provisions concerning eligibility, the limits on individual participation and the number of shares which may be issued under the Plan, the terms of exercise, the rights attaching to the shares acquired, and the adjustment of options on a variation of capital without the prior approval by ordinary resolution of the Company in general meeting.

	(3)	Rule 8(2) above shall not apply to any minor alteration to benefit the administration of this Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any Group Member.

	(4)	No alteration or addition to the disadvantage of any Participant shall be made under Rule 8(1) above unless:

(a) the Board shall have invited every relevant Participant to give an indication as to whether or not he approves the alteration or addition, and

(b) the alteration or addition is approved by a majority of those Participants who have given such an indication.

	(5)	No alteration which solely relates to a Performance Condition subject to which an option has been granted shall be made under Rule 8(1) above unless:

Back to Contents

		(a)	there shall have occurred an event which shall have caused the Board reasonably to consider that the Performance Condition would not, without the alteration, achieve its original purpose;

		(b)	the Board shall act fairly and reasonably in making the alteration; and

		(c)	the amended Performance Condition will in the opinion of the Board be not less challenging to satisfy than the unamended Performance Condition would have been but for the event in question.

9.	NET SETTLEMENT

	(1)	Where an option granted under this Plan has been exercised by any person in respect of any number of shares, and those shares have not yet been allotted or transferred to him in accordance with Rule 5(8), the Board may determine that, in substitution for his right to acquire such number of those option shares as the Board may decide (but in full and final satisfaction of his said right), he shall either:

		(a)	be paid by way of additional emoluments a cash sum equal to the settlement value of that number of option shares; and/or

		(b)	be delivered shares (held in treasury or otherwise) with a market value equal to the settlement value of the option shares.

	(2)	For the purposes of this Rule 9, the settlement value of any option shares is the amount by which the closing quotation of shares of that class on the dealing day immediately preceding the date on which the option was exercised (or, if shares of the same class are not so quoted, the Board's opinion of the market value of those shares), exceeds the price at which those shares may be acquired by the exercise of the option. If the Board wishes to deliver shares pursuant to Rule 9(1)(b), this same market value will be used to value the shares to be transferred and any stamp duty payable on the delivery of the shares will be met by the Participant’s employing company.

	(3)	As soon as reasonably practicable after the Board has made a determination under Rule 9(1):

		(a)	the Company (as the case may be) shall pay him that cash sum, deliver the shares to him, or procure the payment of that cash sum or the delivery of the shares, and a failure to pay the cash sum and/or deliver the shares within 45 days of such procurement shall invalidate the Board’s determination under Rule 9(1) and the Participant shall retain his right to receive the option shares; and

		(b)	if he has already paid the Company an amount to exercise his option, the Company shall return to him the amount so paid.

	(4)	There shall be made from any payment or delivery of shares under this Rule 9 such deductions (on account of tax or similar liabilities) as may be required by law or as the Board may reasonably consider to be necessary or desirable.

10.	MISCELLANEOUS

	(1)	The rights and obligations of any Participant under the terms of his office or employment with any Group Member shall not be affected by his participation in the Plan or any right which he may have to participate therein, and an individual who participates therein shall and does waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any option under the Plan as a result of such termination. Selection to participate in one year does not confer any right to participate in future years.

Back to Contents

(2)	In the event of any dispute or disagreement as to the interpretation of the Plan, or as to any question or right arising from or related to the Plan, the decision of the Board shall be final and binding upon all persons.

(3)	The Company and any Subsidiary may provide money to the trustees of any trust or any other person to enable them or him to acquire shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for these purposes, to the extent permitted by section 153 of the Companies Act 1985.

(4)	Any notice or other communication under or in connection with the Plan may be given by personal delivery or by sending the same by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment or in an electronic communication to the allocated corporate email address of that director or employee.

(5)	No benefit received by a Participant under the Plan shall be pensionable.

(6)	The Plan and all options granted under it shall be governed and construed in accordance with English law and the Courts of England and Wales shall have exclusive jurisdiction to hear any dispute.

Back to Contents

PART B : UK INLAND REVENUE APPROVED OPTIONS
PART B

1.	INTERACTION WITH PART A OF THE PLAN

The provisions of Part A shall, save where otherwise specified below, apply in relation to options granted under this Part B2, and all references to "the Plan" shall include this Part B.

2.	DEFINITIONS

For options granted under this Part B, unless the context otherwise requires:

"Participating Company" means the Company, any Subsidiary or any jointly owned company as defined in paragraph 34 of Schedule 4, and to which the Board has with the approval of the Inland Revenue resolved that the Plan shall for the time being extend.

3.	ELIGIBILITY

(1) Subject to sub-rule (3) below, a person is eligible to be granted an option under this Part B if and only if he is on the Grant Date a full-time director of a Participating Company or a qualifying employee of a Participating Company.

(2) For the purposes of sub-rule (1) above:

(a) an individual shall be treated as a full-time director of a Participating Company if he is obliged to devote to the performance of the duties of his office or employment with Participating Companies not less than 25 hours a week;

(b) a qualifying employee, in relation to a Participating Company, is an employee whether full-time or part-time of a Participating Company (other than one who is a director of a Participating Company).

(3) A person is not eligible to be granted an option under the Plan if at the proposed Grant Date he is not eligible to participate in the Plan by virtue of paragraph 9 of Schedule 4 (material interest in a close company).

4.	GRANT OF OPTIONS

(1) Subject to sub-rules (2) and (3) below and Rule 5 below, the Board or the Committee may grant to any person who is eligible to be granted an option under this Part B an option to acquire shares in the Company which satisfy the requirements of paragraphs 15 to 20 of Schedule 4 (fully paid up, unrestricted, ordinary share capital) on the Grant Date and (subject to Rule 8(2) of this Part B at the date of exercise of the option), upon the terms set out in this Part B and, for the avoidance of doubt, the exercise of which shall be subject to the satisfaction of the Performance Condition; and for this purpose an option to acquire includes an option to purchase and an option to subscribe for shares.

(2) An option may not be granted under this Part B unless and until the Inland Revenue have approved this Part B under Schedule 4.

(3) The price at which shares may be acquired by the exercise of an option granted under this Part B shall be determined by the Board or Committee before the grant thereof, but shall not be less than the higher of:

[2]	This Part B has been assigned the Inland Revenue reference X22568.

Back to Contents

		(a)	if the price of shares of the same class as those shares are listed in the London Stock Exchange Daily Official List, the price shall be the closing quotation[3]of shares of that class on the Grant Date, the Dealing Day immediately preceding the Grant Date, the average of the closing quotations for the three Dealing Days ending on the Dealing Day immediately preceding the Grant Date (and if the day immediately preceding the Grant Date is not a dealing day, or such other Dealing Days as agreed in advance with the Inland Revenue, as selected by the Committee, provided that no such Dealing Day shall fall before the day on which the Company last announced its results for any period;

		(b)	if paragraph (a) does not apply, the market value (within the meaning of Part VII of the Taxation of Chargeable Gains Act 1992) of shares of that class, as agreed in advance with Shares Valuation of the Inland Revenue, on the Grant Date; and

		(c)	in the case of an option to acquire shares by subscription, the nominal value of those shares.

5.	LIMITS

	(1)	No Participant shall be granted an option under this Part B which would, at the time it is granted, cause the aggregate market value of the shares which he may acquire in pursuance of options granted to him under this Part B or under any other share option scheme approved under Schedule 4 and established by the Company or by any associated company of the Company (and not exercised) to exceed or further exceed £30,000 or such other limit as may apply from time to time for the purposes of paragraph 6(1) to Schedule 4.

	(2)	For the purposes of the limit in Rule 5(1) of this Part B, the market value of the shares in relation to which an option was granted shall be calculated:

		(a)	in the case of an option granted under the Plan, as on the day by reference to which the price at which shares may be acquired by the exercise thereof was determined in accordance with Rule 4(3) above;

		(b)	in the case of an option granted under any other approved scheme, as at the time when it was granted or, in a case where an agreement relating to the shares has been made under paragraph 22(2) of Schedule 4, such earlier time or times as may be provided in the agreement; and

		(c)	in the case of any other option, as on the day or days by reference to which the price at which shares may be acquired by the exercise thereof was determined.

6.	EXERCISE OF OPTIONS

	(1)	The exercise of any option granted under this Part B shall be effected in such form and manner as the Committee may from time to time prescribe.

	(2)	A Participant shall not be eligible to exercise an option granted under this Part B at any time when he is not eligible to participate in this Part B by virtue of paragraph 9 of Schedule 4 (material interest in a close company).

	(3)	For options granted under this Part B, the Committee's discretion provided for in Rule 5(4)(b) shall not apply and the Participant (or his personal representatives) shall be entitled to exercise the option as prescribed in such Rule as if the Committee had used its discretion in the Participant's favour.*

[3]	Whilst the Company's shares are traded through the London Stock Exchange's Electronic Trading System (SETS) the closing quotation shall be that generated by SETS.

*	Applicable only to awards granted on or after 1 October 2006. For awards granted before this date, this Rule should read: “For options granted under this Part B, the Committee’s discretion provided for in Rules 5(4)b and (5)(a)(ii) of Part A shall not apply and the Participant (or his personal representatives) shall be entitled to exercise the option as prescribed in such Rule as if the Committee had used its discretion in the Participants favour.

Back to Contents

7.	TAKEOVER, RECONSTRUCTION AND WINDING-UP

	(1)	For options granted under this Part B, the Board cannot use its discretion as provided for in Rules 6(1) and 6(3) of Part A to extend the exercise period of an option to more than 12 months after the corporate event in question.

	(2)	If any company ("the acquiring company"):

		(a)	obtains Control of the Company as a result of making:

(i) a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have control of the Company, or

(ii) a general offer to acquire all the shares in the Company which are of the same class as the shares which may be acquired by the exercise of options granted under this Part B, or

		(b)	obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 425 of the Companies Act 1985 or Article 418 of the Companies (Northern Ireland) Order 1986, or

		(c)	becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of that Act or Articles 421 to 423 of that Order,

any Participant may at any time within the appropriate period (which expression shall be construed in accordance with paragraph 26(3) of Schedule 4), by agreement with the acquiring company, release any option granted under this Part B which has not lapsed ("the old option") in consideration of the grant to him of an option ("the new option") which (for the purposes of that paragraph) is equivalent to the old option but relates to shares in a different company (whether the acquiring company itself or some other company falling within paragraph 16(b) or (c) of Schedule 4).

	(3)	The new option shall not be regarded for the purposes of Rule 7(2) of this Part B as equivalent to the old option unless the conditions set out in paragraph 27(4) of Schedule 4 are satisfied, but so that the provisions of this Part B shall for this purpose be construed as if:

		(a)	the new option were an option granted under this Part B at the same time as the old option;

		(b)	except for the purposes of the definitions of "Group Member", "Participating Company" and "Subsidiary", the expression "the Company" were defined as "a company whose shares may be acquired by the exercise of options granted under this Part B"; and

		(c)	Rule 8(2) of Part A were omitted.

Back to Contents

	(4)	Rule 6(4) of Part A shall not apply to options granted under this Part B, and instead, if:

		(a)	the events referred to in Rules 6(1) and 6(3) of Part A are part of an arrangement (a "Reorganisation") which will mean that the Company will be under the Control of another company or the business of the Company is carried on by another company;

		(b)	the persons who owned the shares in the Company immediately before the change of Control will immediately afterwards own more than 75% of the shares in that other company; and

		(c)	notice of the offer of a replacement option pursuant to Rule 7(2) of this Part B is given then an option shall not become exercisable as a result of that Reorganisation and subject to earlier lapse under Rules 5(4), 5(5) and 5(7) of Part A, shall lapse on the date after the expiry of the appropriate period (as referred to in Rule 7(2) of this Part B). Where Rule 7(2) of this Part B is applied in these circumstances, the provisions of Rule 7(3) of this Part B will also apply but with the omission of paragraph (c) of Rule 7(3).

8.	VARIATION OF CAPITAL

	(1)	An adjustment may only be made to an option granted under this Part B under Rule 7 of Part A in the event of a variation of the share capital of the Company.

	(2)	No adjustment made under Rule 7 of Part A which has an effect on options granted under this Part B shall be made without the prior approval of the Inland Revenue, while this Part B is approved by the Inland Revenue under Schedule 4, if required by paragraph 30 of Schedule 4.

	(3)	If the shares subject to any option cease to satisfy the requirements of paragraphs 15 to 20 of Schedule 4 at any time after the Grant Date then:

		(a)	the Board shall as soon as practicable notify the Inland Revenue of this;

		(b)	the Company will not be required to allot, transfer or procure the allotment or transfer of shares which satisfy those requirements upon the exercise of any option;

		(c)	for the avoidance of doubt, all unexercised options shall continue to exist; and

		(d)	this Part B shall continue to exist but if the Inland Revenue withdraw their approval of this Part B under Schedule 4, it shall continue to exist as an unapproved share option scheme.

9.	ALTERATIONS

	(1)	While this Part B is approved by the Inland Revenue under Schedule 4, no alteration to the Plan made under Rule 8 of Part A shall have effect unless and until the Inland Revenue have approved the alteration, if required by paragraph 30 of Schedule 4.

	(2)	The Company shall notify the Inland Revenue of an alteration made under the Rule 8 of Part A or any variation made under Rule 7 of Part A which could cause the Plan to cease to be approved by the Inland Revenue under Schedule 4.

10.	NET SETTLEMENT

Rule 9 of Part A shall not apply to options granted under this Part B, unless this Part B ceases to be approved by the Inland Revenue.

Back to Contents

PART C : US OPTIONS
PART C

1.	INTERACTION WITH PART A OF THE PLAN

The provisions of Part A shall, save where otherwise specified below, apply in relation to options granted under this Part C, and all references to "the Plan" shall include this Part C.

2.	DESIGNATION OF OPTIONS

Options granted under Part C may be designated as “incentive stock options” (“ISOs”) within the meaning of section 422 of the United States Internal Revenue Code of 1986, as amended (the “US Tax Code”). Any options not granted under Part C as ISOs shall be granted as nonqualified stock options for purposes of the US Tax Code.

3.	ELIGIBILITY

	(1)	There is no clause 3(1).

	(2)	The class of person who may be granted ISOs under this Part C shall, in addition to the limitations otherwise imposed by the Plan, be limited to those persons who are employees of the Company or its “parent” or “subsidiary” corporations within the meaning of section 424(e) and (f), respectively, of the US Tax Code.

4.	GRANT OF OPTIONS

	(1)	No option may be granted as an ISO under this Part C after November 21, 2013, being the tenth anniversary of the date of approval of the Plan by the Company.

	(2)	The exercise price of any option granted under this Part C as an ISO shall not be less than the fair market value of the shares at the time such option is granted (determined in accordance with Section 422(c)(1) of the U.S. Tax Code and any regulations promulgated thereunder).

	(3)	For the avoidance of doubt, shares in the Company may include American Depositary Shares.

5.	LIMITS

	(1)	The aggregate number of shares for which options may be granted under this Part C to all Participants during the term of the Plan shall not exceed 29,051,876 (being 5% of the expected issued share capital on the adoption of the Plan), subject to adjustment if any of the events envisaged in Rule 7 of Part A occur.

	(2)	To the extent that the aggregate fair market value of shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under all plans or schemes of the Company or its “parent” or “subsidiary” corporations within the meaning of sections 424(e) and (f), respectively, of the US Tax Code) exceeds US$100,000, such options shall be treated, to the extent of the excess, as nonqualified stock options.

	(3)	No ISO may be granted to an individual if, at the time of the proposed grant, such individual owns (or is deemed to own pursuant to the US Tax Code) stock possessing more than ten per cent. of the total combined voting power of all classes of stock of the Company unless (a) the exercise price of such ISO is at least 110 per cent. of the fair market value of a share at the time such ISO is granted and (b) such ISO is not exercisable after the expiration of five years from the date such ISO is granted.

Back to Contents

6.	EXERCISE OF OPTIONS

	(1)	If any option granted under this Part C is exercised in accordance with Rule 5 of Part A more than three (3) months after the date that the Participant was last employed by the Company (or by its parent or a subsidiary as defined in this Part C), or in the case of “total disability” (as defined by section 422(c)(6) of the US Tax Code) more than twelve (12) months after the date that the Participant was last employed by the Company (or by its parent or a subsidiary as defined in this Part C), then such option shall be treated as a nonqualified stock option for purposes of the US Tax Code.

	(2)	The Board may satisfy its obligations under this Part C by delivering American Depository Shares representing shares in the Company.

7.	MISCELLANEOUS

	(1)	Shares shall not be issued pursuant to the exercise of any option granted under this Part C unless the exercise of the option and the issuance and delivery of such shares shall comply with all relevant provisions of law, involving, without limitation, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, applicable State securities laws, and the requirements of any stock exchange upon which shares or American Depository Shares may then be listed, and, at the discretion of the Board, shall be further subject to approval of counsel for the Company with respect to such compliance. None of the Company or any of its subsidiaries or affiliates shall have any obligation to register any shares under the Securities Act or any applicable State law. Any stock certificates evidencing any share issued pursuant to the Plan may bear a legend indicating that the transferability of the certificate and the shares are restricted and subject to terms and conditions contained in the Plan or otherwise.

	(2)	Rules 3(4)(b), 8(4)(b) and 10(1) of Part A shall not apply to this Part C to the extent prohibited by US Federal or applicable State law.

	(3)	In the event that a Group Member permits a Participant to satisfy a Tax Liability in respect of an option granted pursuant to this Part C through the sale or withholding of some or all of the shares subject to such option, such Tax Liability shall be based on the minimum amount of tax required to be withheld.

Back to Contents

PART D : FRENCH TAX FAVOURED OPTIONS
PART D

1.	INTERACTION WITH PART A OF THE PLAN

The provisions of Part A shall, save where otherwise specified below, apply in relation to options granted under this Part D, and all references to "the Plan" shall include this Part D.

2.	DEFINITIONS

A "Subsidiary" as defined in Part A must, in addition, be a company in which the Company holds at least, directly or indirectly, 10% of the share capital (article L225-180 of the French Commercial Code).

3.	ELIGIBILITY

	(1)	Options shall only be granted under this Part D by the Committee or the Board on behalf of the Company, and not the Trustees.

	(2)	No option may be granted under this Part D to any individual who is not an employee, the Chairman of the Board (Président du Conseil d'Administration), a Managing Director (Directeur Général), a Deputy Managing Director (Directeur Général Délégué), a Directory Member (Membre du Directoire) or the Manager (Gérant) of a Participating Company.

	(3)	No option may be granted under this Part D to any employee who owns more than 10% of the ordinary share capital of the Company then in issue or to any director, except as permitted under Article L225-185 of the French Commercial Code.

4.	GRANT OF OPTIONS

	(1)	In addition to Rule 3(3) of Part A, the price at which shares may be acquired on the exercise of an option granted under this Part D shall be at least equal to 80% of the arithmetical average of the closing quotation of a share on the 20 business days last preceding the Grant Date rounded up to the next whole penny.

	(2)	No option may be granted under this Part D to any employee less than 20 dealing days after payment of a coupon giving right to a dividend or to an increase of capital (Article L225-177 of the French Commercial Code).

	(3)	No option may be granted under this Part D at any time in contravention of provisions of Article L225-177 of the French Commercial Code, being:

(a) during the 10 dealing days before and the 10 dealing days after the date on which the consolidated and/or yearly accounts of the Company are made public; or

(b) during a period which begins at a time where any relevant person has information which, if made public, could substantially impact on the market value of the shares of the Company until the 10 dealing days after such information has been made public.

5.	EXERCISE OF OPTIONS

	(1)	Rule 5(2) of Part A shall not apply to options granted under this Part D, and instead, subject to Rule 6(1) and 6(3) of Part A, such options shall not be capable of exercise until after the fourth anniversary of Grant Date (or the expiration of such shorter or longer period specified in applicable French legislation from time to time after which the sale of the shares will not give rise to social security costs as determined by the Board).

Back to Contents

(2) Rule 5(5) of Part A of the Plan shall not apply to options granted under this Part D, and instead, such options shall only be capable of exercise for the period set out below upon the Participant's cessation of employment for one of the following reasons:

(a) retirement at the request of the employer provided that (i) the employee has reached the minimum retirement age and qualifies for a full pension, (ii) the Participant's employer is legally entitled in all other respects to request such retirement and (iii) the option, to the extent exercisable in accordance with the provisions of Rules 5(4) below, is exercised not later than three months prior to the date of the retirement;

(b) disability in accordance with Paragraphs 2 and 3 of Article L341-4 of the French Social Security Code, for a period of six months; and

(c) death of the Participant, for the period set out in 5(3) below.

In the event that none of these reasons apply, the option lapses forthwith upon cessation of employment, unless the Committee determines otherwise.

(3) Notwithstanding Rule 5(4) of Part A, on the death of a Participant at a time when the option in question has not lapsed, the option may not be exercised later than six months after the date of his death.

(4) Notwithstanding Rule 5(8) of Part A, within the period of 4 years following the Grant Date, shares allotted or transferred on the exercise of an option shall not be allotted or transferred to a nominee of the person exercising the option.

6.	VARIATION OF CAPITAL

Notwithstanding Rule 7 of Part A, the price referred to in Rule 7(2)(b) of Part A shall be adjusted only upon the occurrence of the events specified under Article L225-181 of the French Commercial Code in accordance with French law.

7.	ALTERATIONS

Rule 8(4) of Part A shall not apply to options granted under this Part D, and instead, no alteration or addition to the disadvantage of any Participant shall be made under Rule 8(1) of Part A unless that Participant has approved of such alteration or addition.

8.	NET SETTLEMENT

Rule 9 of Part A shall not apply to options granted under this Part D.

9.	FORMALITIES AND FILING DUTIES

The Subsidiary employing the Participant shall comply with all formalities and filing duties in respect of options granted to such Participant in compliance with Article L225-184 of the French Commercial Code (Code général des impôts) and Article 91 bis of Annex II to the French Tax Code.

Back to Contents

PART E : DUTCH OPTIONS
PART E

1.	INTERACTION WITH PART A OF THE PLAN

The provisions of Part A shall, save where otherwise specified below, apply in relation to options granted under this Part E, and all references to "the Plan" shall include this Part E.

2.	GRANT OF OPTIONS

(1) Options shall only be granted under this Part E by the Committee or the Board on behalf of the Company, and not the Trustees.

(2) The Board or Committee may make it a condition of grant that a Participant signs, has signed or has agreed to sign a valid Dutch tax deferral election.

(3) Rule 3(2)(b) of Part A of the Plan (the wording "at any other time when the circumstances are considered by the Board to be sufficiently exceptional to justify the grant thereof") shall not apply to any options granted under this Part E.

3.	LIMITS

Without prejudice to Rules 4(2) and 4(3) of Part A, the aggregate number of shares over which options may be granted under this Part E to all Participants during the term of the Plan shall not exceed 10% of the issued ordinary share capital of the Company as at date of adoption of the Plan.

4.	TAX INDEMNITY

Without prejudice to the generality of Rule 5(9) of Part A, if any Group Member is obliged to (or would suffer a disadvantage if it were not to) account for any wages tax or social security contributions on the vesting of an option granted under this Part E, the Participant will either make a payment to the relevant Group Member of an amount equal to such liability, or will permit any Group Member to withhold such amount from any other monies due to that Participant, or will enter into any arrangements acceptable to the Participant and the Group Member to secure that such a payment is made.

5.	SELLING RESTRICTION

Participants who are resident in the Netherlands and who wish to offer for sale any shares in the Company acquired by the exercise of an option granted under this Part E may only do so through a non-Dutch stock exchange and may not make any such offer to a person resident in the Netherlands.

Back to Contents

SCHEDULE
Performance Condition

1.	In respect of [number of shares up to 100% of the Participant's salary] the Performance Condition is that:

100% of this number of shares under option will become exercisable if E2/E1 is not less than 1 + 0.03n + (RPI2-RPI1)/RPI1.

2.	In respect of [number of shares in excess of 100% but less than 200% of the Participant's salary] the Performance Condition is that:

100% of this number of shares under option will become exercisable if E2/E1 is not less than 1 + 0.04n + (RPI2-RPI1)/RPI1.

3.	In respect of [number of shares in excess of 200% but less than 250% of the Participant's salary] the Performance Condition is that:

100% of this number of shares under option will become exercisable if E2/E1 is not less than 1+ 0.05n + (RPI2-RPI1)/RPI1.

4.	In respect of [number of shares in excess of 250% of the Participant's salary] the Performance Condition is that:

0% of this number of shares under option will become exercisable if E2/E1 equals 1 + 0.05n + (RPI2-RPI1)/RPI1;

100% of this number of shares under option will become exercisable if E2/E1 is not less than 1 + 0.07n + (RPI2-RPI1)/RPI1; and

where E2/E1 is between these two limits the option shall vest on a straight-line basis between 0% and 100% in respect of this number of shares where in each case:

E1 is the earnings per share of the Company for the Financial Year (“the E1 year”) immediately prior to the Financial Year in which the Grant Date falls;

Back to Contents

E2 is the earning per share of the Company for any of the third or fourth Financial Years following the E1 year (“the E2 year”); and

RPI1 is the retail prices index for the last month in the E1 year;

RPI2 is the retail prices index for the last month in the E2 year; and

n is the number of years by which the E2 year follows the E1 year.

5.	For the purposes of this Performance Condition:

(a) the earnings per share of the Company shall be taken to be the earnings per share before goodwill amortisation and exceptional items as disclosed in the Company's annual statements; and

(b) the retail prices index is the general index of UK retail prices (for all items) published by the Office of National Statistics or, if that index is not published for the month in question, any substituted index or index figures published by that office, or such other index or indices as the Committee may determine.

6.	For the avoidance of doubt it is hereby confirmed that to the extent the Company's earnings per share growth is such that the option cannot be exercised in full at the end of the third financial year, this Performance Condition shall be retested as at the end of the fourth financial year, on the basis that if the Company's earnings per share growth improves in the fourth financial year, a greater proportion of the option shall become exercisable, but to the extent that the option has become exercisable after the third financial year, it shall not cease to be exercisable as a result of any subsequent retesting of the Performance Condition.

7.	Subject to the Rules of the Plan, to the extent that the Performance Condition is not satisfied by the end of the fourth Financial Year referred to above, the option to the extent that it has not become exercisable shall lapse.

8.	In accordance with Rule 8(5) of Part A, the Board reserves the power to amend the Performance Condition as it considers appropriate.

9.	The Board shall determine the extent to which the Performance Condition has been satisfied and its calculations shall not be open to question and, in the absence of fraud, the Board shall be under no liability to any person by reason thereof or of anything done or omitted by them for the purposes thereof or in connection therewith.

Back to Contents
10.	If the option becomes capable of exercise prior to the third anniversary of its Grant Date under the Rules 5(4) and 5(5) ("good" leavers) then the following provisions shall apply:

	(a)	if the date of the relevant exercise event (death, cessation of employment, takeover, reconstruction, wind-up, etc) is before the end of the Financial Year in which the Grant Date falls then the Performance Condition shall not have been met and the option shall lapse in its entirety; and

	(b)	if the date of the relevant exercise event is after the end of the Financial Year in which the Grant Date falls then E2 in clauses 1 and 2 above shall be the earnings per share of the most recently completed Financial Year unless the Committee acting fairly and reasonably determines otherwise.

11.	If the option becomes capable of exercise prior to the third anniversary of its Grant Date under the Rule 6 (change of control, etc) then paragraphs 1 to 6 and paragraph 10 of this Schedule shall not apply, and instead, the Performance Condition is that the option will become exercisable to the extent prescribed by the Committee after having reviewed the financial performance of the Company[4] over the period commencing on the Grant Date and ending on the date of the corporate event referred to in Rule 6.

[4] Investors have been told that this may involve reviewing EPS and/or total shareholder return.